Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

ROCHE DIAGNOSTICS’ AMPLICHIP™ CYP450 TEST
NOW AVAILABLE FROM LABCORP®

Identifies Genetic Variants in Drug-Metabolizing Enzymes to Help Physicians
Manage Medication and Reduce Adverse Drug Reactions

Burlington, NC, November 28, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the availability of Roche Diagnostics’ Cytochrome AmpliChipTM P450 2D6/2C19 Genotyping and Phenotyping Assay as an enhancement to LabCorp’s growing pharmacogenetics test menu. Cleared by the U.S. Food and Drug Administration for diagnostic use, the assay utilizes DNA microarray technology to provide a rapid method of identifying multiple genetic variants in two cytochrome P450 (CYP450) genes, CYP2D6 and CYP2C19. These genes metabolize 40 to 45 percent of all prescription drugs, including antidepressants, pain relievers and cardiovascular agents. Variants in these genes can cause individuals to metabolize certain medications more slowly or quickly than normal, which can lead to serious side effects. Identifying these variants can help healthcare providers select optimal drug doses for their patients and avoid potentially serious drug interactions.

“Because drugs do not work the same in all individuals, pharmacogenetic tests like those for CYP450 help physicians better understand gene-drug interactions and can make a significant difference in both quality and cost of patient care,” said Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Drugs and doses are typically adjusted, if needed, by trial and error, which may lead to a prolonged period before optimal therapy is achieved. Additionally, many drug reactions are due to inappropriate dosing, and unnecessarily high dosages cause unnecessary costs. “

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

AMPLICHIP is a trademark of Roche.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.